ETFs Liquidated:
iShares Asia Developed Real Estate
ETF (IFAS)
iShares FTSE China ETF (FCHI)
iShares MSCI All Country Asia ex
Japan Small-Cap ETF (AXJS)
iShares MSCI All Country Asia
Information Technology ETF (AAIT)
iShares North America
Real Estate ETF (IFNA)